As filed with the Securities and Exchange Commission on March 7, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

VIRACTA THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3295878
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2533 S Coast Hwy 101, Suite 210

Cardiff, California 92007

(Address of Principal Executive Offices, including zip code)

2022 Employee Stock Purchase Plan

2021 Equity Incentive Plan

(Full title of the plan)

Mark Rothera

President and Chief Executive Officer

Viracta Therapeutics, Inc.

2533 S Coast Hwy 101, Suite 210

Cardiff, California 92007

(858) 400-8470

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters Wilson Sonsini Goodrich & Rosati, P.C. 12235 El Camino Real San Diego, California 92130 (858) 350-2300	Daniel Chevallard Chief Operating Officer and Chief Financial Officer Viracta Therapeutics, Inc. 2533 S Coast Hwy 101, Suite 210 Cardiff, California 92007 (858) 400-8470

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Viracta Therapeutics, Inc. (the “Registrant”) for the purpose of registering (i) 1,954,675 shares of common stock of the Registrant, par value $0.0001 per share (“Common Stock”) reserved for issuance pursuant to future awards under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) as a result of the annual evergreen increase under the 2021 Plan and (ii) 390,935 shares of Common Stock reserved for issuance pursuant to future awards under the Registrant’s 2022 Employee Stock Purchase Plan (the “2022 ESPP”) as a result of the annual evergreen increase under the 2022 ESPP. To the extent applicable, the contents of the registration statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) relating to one or more of the 2021 Plan and the 2022 ESPP, on April 2, 2021 (File No. 333-255002), March 18, 2022 (File No. 333-263696), June 27, 2022 (File No. 333-265858), and March 14, 2023 (File No. 333-270538) are incorporated by reference herein.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 7, 2024.

(2)

All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above.

(3)

The description of the Registrant’s capital stock contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 24, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation provides that to the fullest extent permitted by applicable law, the Registrant is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Registrant (and any other persons to which applicable law permits the Registrant to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of the Registrant’s amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Registrant shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify its directors and officers to the extent not prohibited by the Delaware General Corporate Law (“DGCL”) or any other applicable law; provided, however, that the Registrant may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Registrant shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Registrant’s board of directors, (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the DGCL or any other applicable law or (iv) such indemnification is otherwise required to be made the amended and restated bylaws. The Registrant’s amended and restated bylaws also permit it to advance expenses to any director or officer who was or is a party or is threatened to be made a party to any action by reason of such status.

The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees, and agents and to obtain insurance to indemnify such persons.

The Registrant has entered into indemnification agreements with its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and also to provide for certain additional procedural protections, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and currently intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Specimen Common Stock Certificate.	10-K	000-51531	4.2	March 29, 2011

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.1	2022 Employee Stock Purchase Plan.	8-K	000-51531	10.1	June 8, 2022

10.2	2021 Equity Incentive Plan, and form agreements thereunder	S-4/A	333-251567	ANNEX E	January 13, 2021

23.1*	Consent of Independent Registered Accounting Firm.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page hereto).

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cardiff, State of California, on March 7, 2024.

VIRACTA THERAPEUTICS, INC.

By:	/s/ Mark Rothera
Mark Rothera
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Rothera and Daniel Chevallard, and each of them, as such individual’s true and lawful attorney in fact and agent with full power of substitution, for such individual in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or the individual’s substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Mark Rothera Mark Rothera	Director, President and Chief Executive Officer (Principal Executive Officer)	March 7, 2024

/s/ Daniel Chevallard Daniel Chevallard	Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	March 7, 2024

/s/ Roger J. Pomerantz, M.D. Roger J. Pomerantz, M.D.	Chairman of the Board of Directors	March 7, 2024

/s/ Thomas E. Darcy, CPA Thomas E. Darcy, CPA	Director	March 7, 2024

/s/ Jane F. Barlow, M.D. M.P.H., M.B.A. Jane F. Barlow, M.D. M.P.H., M.B.A.	Director	March 7, 2024

/s/ Barry J. Simon, M.D. Barry J. Simon, M.D.	Director	March 7, 2024

/s/ Flavia Borellini Ph.D. Flavia Borellini, Ph.D.	Director	March 7, 2024

/s/ Stephen Rubino, Ph.D., M.B.A. Stephen Rubino, Ph.D., M.B.A.	Director	March 7, 2024

/s/ Sam Murphy, Ph.D.	Director	March 7, 2024
Sam Murphy, Ph.D.

/s/ Ivor Royston, M.D.	Director	March 7, 2024
Ivor Royston, M.D.

/s/ Jane Chung, R.Ph.	Director	March 7, 2024
Jane Chung, R.Ph.